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                                                                    Exhibit 10.2


                           K-TRON INTERNATIONAL, INC.
                              AMENDED AND RESTATED
                          EMPLOYEE STOCK PURCHASE PLAN
                         (SEPTEMBER 11, 1996 REVISION)

                                   ARTICLE I.

                                  INTRODUCTION

                 Sec. 1.01  Statement of Purpose.   The purpose of the K-Tron
International, Inc. Amended and Restated Employee Stock Purchase Plan is to provide eligible employees of K-Tron International, Inc. (the Company) who wish to become shareholders an opportunity to purchase common stock of the Company. The Board of Directors of the Company believes that employee participation in ownership will be to the mutual benefit of both the employees and the Company.

                 Sec. 1.02 Internal Revenue Code Considerations. This Plan is intended to quality as an "employee stock purchase plan" within the meaning of
Section 423 of the Internal Revenue Code of 1986, as amended.

                 Sec. 1.03 History of the Plan. This Plan was adopted by the Board of Directors and approved by the shareholders in 1981. On February 24, 1986 the Board voted to extend the Plan until June 30, 1996, which extension was approved by the shareholders on May 2, 1986. On March 8, 1996, the Board of Directors voted to further extend the Plan until June 30, 2001, which extension was approved by shareholders on May 10, 1996. On September 11, 1996, the Board authorized the amendment and restatement of the Plan to update and correct certain Internal Revenue Code references.


                                  ARTICLE II.

                                  DEFINITIONS

                 Sec. 2.01 "Administrative Committee" shall mean the committee appointed by the Board of Directors to administer this Plan, as provided in
Section 6.03 hereof.

                 Sec. 2.02 "Board of Directors" shall mean the Board of Directors of the Company.

                 Sec. 2.03 "Company" shall mean K-Tron International, Inc., a New Jersey corporation.
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                 Sec. 2.04  "Compensation" shall mean the total remuneration paid, during the period of reference, to an Employee by Employer, including regular salary or wages, overtime payments, bonuses and commissions, but excluding expense reimbursements of all types, payments in lieu of expenses, Employer contributions to any qualified retirement plan or other program of deferred compensation, Employer contributions to Social Security, the costs paid by Employer in connection with fringe benefits (whether or not the Employee could have elected to receive cash in lieu of such benefits), and any amounts accrued for the benefit of Employee but not paid during the period of reference.

                 Sec. 2.05 "Continuous Service" shall mean the period of time, immediately preceding the Offering Date of reference, during which the Employee has been employed by Employer and during which there has been no interruption of Employee's employment by Employer. For this purpose, periods of Excused Absence shall not be considered to be interruptions of Continuous Service.

                 Sec. 2.06  "Effective Date" shall mean July 1, 1981.

                 Sec. 2.07 "Eligible Employee" shall mean each person who, on an Offering Date, meets all of the following requirements:

                          (a)     He/she is an Employee of Employer;

                          (b) He/she has completed at least twelve (12) months of Continuous Service; and

                          (c) He/she is not deemed for purposes of Section 423(b)(3) of the Internal Revenue Code to own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of Stock of the Company or his/her Employer.

                 Sec. 2.08 "Employee" shall mean each person employed by Employer whose customary employment is for more than twenty (20) hours per week and for more than five (5) months per year.

                 Sec. 2.09 "Employer" shall mean the Company and each subsidiary of Company designated by the Board of Directors as an Employer under the Plan. A "subsidiary" of the Company shall be any corporation in which the Company holds, directly or indirectly, fifty percent (50%) or more of the total combined voting power of all classes of stock of such subsidiary, as described in Section 424(f) of the Internal Revenue Code.




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                 Sec. 2.10  "Excused Absence" shall mean absence pursuant to a leave of absence granted by the Company or any other entity constituting Employer, absence due to disability or illness, or absence by reason of a layoff. An Excused Absence shall not exceed the greater of (a) ninety (90) days, or (b) the period during which, an Employee on such Excused Absence has a contractual or statutory right to reemployment (the greater of (a) or (b) being the "Excused Period"). Any absence shall cease to be an Excused Absence upon the earlier of (a) the last day of the Excused Period, or (1)) the last day of the calendar month in which the leave expires by its terms, the layoff ends by recall or permanent separation from service, or recovery from illness or disability occurs.

                 Sec. 2.11 "Exercise Date" shall mean the last day of each Purchase Period.

                 Sec. 2.12 "Internal Revenue Code" shall mean the United States Internal Revenue Code of 1986, as the same is presently constituted and as it may hereafter be amended, and successor statutes of similar purpose.

                 Sec. 2.13 "Market Value" shall mean the closing price (or the average of the closing bid and asked prices) of the Stock as reported on the principal market, trading system or exchange on which the Stock is traded (as determined by the Administrative Committee) as of the date of reference. If there is no such price reported for the date of reference, "Market Value" shall mean the "Market Value," computed as aforesaid, as of the date next preceding the date of reference on which such price is reported. If the Stock is not publicly-traded, the "Market Value" shall mean the fair market value of the Stock determined by the Administrative Committee, whose determination shall be final and binding, subject to the approval of the Board of Directors.

                 Sec. 2.14 "Offering" shall mean the offering of shares of Stock under this Plan.

                 Sec. 2.15 "Offering Date" shall mean the first business day of January and the first business day of July of each Plan Year, commencing with July 1981.

                 Sec. 2.16 "Participant" shall mean each Employee who elects to participate in this Plan.

                 Sec. 2.17 "Plan" shall mean the K-Tron International, Inc. Amended and Restated Employee Stock Purchase Plan, as the same is set forth herein and as the same may hereafter be amended.

                 Sec. 2.18  "Plan Year" shall mean the calendar year.





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                 Sec. 2.19  "Purchase Agreement" shall mean the document
prescribed by the Administrative Committee pursuant to which an Eligible Employee has enrolled to be a Participant in this Plan.

                 Sec. 2.20 "Purchase Period" shall mean the period beginning on an Offering Date and ending on the last business day of the fifth calendar month following the calendar month in which such Offering Date occurred.

                 Sec. 2.21 "Stock" shall mean the common stock of the Company. Such Stock may be authorized but previously unissued shares or shares reacquired and held by the Company as treasury shares.

                 Sec. 2.22 "Stock Purchase Account" shall mean with respect to any Employee a non-interest bearing account consisting of all amounts withheld from such Employee's Compensation (or otherwise paid into the Plan) for the purpose of purchasing shares of Stock under this Plan, reduced by all amounts applied to the purchase of Stock under this Plan.


                                  ARTICLE III.

                           ADMISSION TO PARTICIPATION


                 Sec. 3.01 Initial Participation. Any Eligible Employee may elect to be a Participant and may become a Participant by executing and filing with the Administrative Committee a Purchase Agreement on forms provided by the Administrative Committee. The effective date of an Eligible Employee's participation shall be the Offering Date coincident with or next following the date on which the Administrative Committee receives from the Eligible Employee a properly executed Purchase Agreement.

                 Sec. 3.02 Discontinuance of Participation. Any Participant may voluntarily withdraw from the Plan by filing a notice of withdrawal with the Administrative Committee prior to an Exercise Date. Upon such withdrawal, there shall be paid to the Participant the amount, if any, standing to his/her credit in his/her Stock Purchase Account. Amounts paid to a Participant or former Participant pursuant to this Section 3.02 shall not be eligible for redeposit in the Participant's Stock Purchase Account in the event of the person's readmission to participation.

                 Sec. 3.03 Involuntary Withdrawal; Termination of Eligible Employee Status. If a Participant's Continuous Service terminates for any reason, or if a Participant ceases to be an Eligible Employee, no further amounts shall be deducted from such Participant's compensation





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and deposited into his/her Stock Purchase Account and the entire amount standing to the Participant's credit in his/her Stock Purchase Account on the effective date of such occurrence shall be used to purchase whole shares of Stock under this Plan as of the next succeeding Exercise Date, and any balance thereafter remaining to his/her credit in his/her Stock Purchase Account shall be refunded to him/her. Notwithstanding the foregoing, if a Participant's Continuous Service is terminated for any reason three (3) months or more prior to the next succeeding Exercise Date, the entire amount, if any, standing to his/her credit in that Stock Purchase Account shall be refunded to him/her.

                 Sec. 3.04 Readmission to Participation. Any Eligible Employee who has previously been a Participant, who has discontinued participation (whether by interruption of Continuous Service or otherwise), and who wishes to be reinstated as a Participant may again become a Participant by executing and filing with the Administrative Committee a new Purchase Agreement on forms provided by the Administrative Committee. Reinstatement to Participant status shall be effective as of the Offering Date coincident with or next following the date on which the Administrative Committee receives from the Eligible Employee the Properly executed Purchase Agreement.


                                  ARTICLE IV.

                                 STOCK PURCHASE

                 Sec. 4.01 Reservation of Shares. There shall be 500,000 shares of Stock reserved for the Plan, subject to adjustment in accordance with the anti-dilution provisions hereinafter set forth. Except as provided in
Section 5.02 hereof, the aggregate number of shares that may be purchased under the Plan shall not exceed the number of shares reserved for the Plan.

                 Sec. 4.02 Limitation on Shares Available. Subject to the limitations described in Sections 4.04 (a) and (b), the maximum number of shares of Stock that may be purchased for each Participant on an Exercise Date is the lowest of (a) the number of whole shares of Stock that can be purchased by applying the full balance of his/her Stock Purchase Account to such purchase of shares at the Purchase Price (as hereinafter determined), (b) the Participant's proportionate part of the maximum number of shares of Stock available within the limitation established by the maximum aggregate number of such shares reserved for this Plan, as stated in Section 4.01 hereof, or (c) 5,000 shares. Notwithstanding the foregoing, if any person entitled to purchase shares pursuant to any offering hereunder would, upon such purchase, be deemed for the purposes of Section 423(b)(3) of the Internal Revenue Code to own stock (including any number of shares that such person would be entitled to purchase hereunder) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the





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Company, the maximum number of shares that such person shall be entitled to purchase pursuant to this Plan shall be reduced to that number which, when added to the number of shares of Stock that such person is so deemed to own (excluding any number of shares that such person would be entitled to purchase hereunder), is one less than such five percent (5%). Any portion of a Participant's Stock Purchase Account that cannot be applied by reason of the foregoing limitation, or by reason of the fact that no fractional shares are purchased or issued under this Plan, shall remain in the Participant's Stock Purchase Account for application to purchase of Stock on the next Offering Date (unless withdrawn before that Offering Date).

                 Sec. 4.03 Purchase Price of Shares. The Purchase Price per share of the Stock sold to Participants pursuant to any Offering shall be eighty-five percent (85%) of the Market Value of such share on the Offering Date on which such Offering commences or on the Exercise Date on which such Offering expires, whichever is the lower. If the Exercise Date with respect. to the purchase of Stock is a day on which the Stock is selling exdividend but is on or before the record date for such dividend, then for Plan purposes the Purchase Price per share will be increased by an amount equal to the dividend per share. In no event shall the Purchase Price be less than this par value of the Stock.

                 Sec. 4.04  Exercise of Purchase Privilege.

                          (a) Subject to the provisions of Section 4.02 above and of paragraph (b) of this Section 4.04, if on the tenth business day prior to any Exercise Date there is standing, to the credit of a Participant in his/her Stock Purchase Account an amount equal to, or greater than, the Purchase Price of one share of Stock for the Offering that expires on such Exercise Date, there shall be purchased for the Participant at such Purchase Price the largest number of whole shares of Stock as can be purchased with the amount then standing to the Participant's credit in his/her Stock Purchase Account. Each such purchase shall be deemed to have occurred on the Exercise Date occurring at the close of the offering from which the purchase was made.

                          (b) A Participant may not purchase shares of Stock having an aggregated Market Value of more than twenty-five thousand dollars ($25,000), determined at the time off the Offering(s), for each calendar year in which one or more such Offering(s) is/are outstanding at any time, and a Participant may not purchase a share of Stock under any Offering after the expiration of the Purchase Period for such Offering.





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                 Sec. 4.05  Establishment of Stock Purchase Account.  Each
Participant shall authorize payroll deductions from Compensation for the purposes of funding his/her Stock Purchase Account. In the Purchase Agreement, each Participant shall authorize a deduction from each payment of his/her Compensation during a Purchase Period, which deduction shall be not less than two percent (2%) nor more than ten percent (10%) of the gross amount of such payment, rounded to the nearest whole dollar amount. Any Participant who has elected payroll deductions which exceed two percent (2%) of his/her payments of Compensation may reduce his/her payroll deduction rate during any Purchase Period, provided no such reduction shall reduce the payroll deduction rate below two percent (2%). The payroll deduction rate may not be increased during any Purchase Period. However, a Participant may change the deduction to any permissible level for any subsequent Offering by filing notice thereof prior to the Offering Date on which such subsequent Offering commences.

                 Sec. 4.06 Payment for Stock. The Purchase Price for all shares of Stock purchased by any Participant under this Plan shall be paid out of the Participant's Stock Purchase Account. As of each Exercise Date, the amount standing to the credit of each Participant on the tenth (10th) business day prior to the Exercise Date in his/her Stock Purchase Account in the Offering that expires on such Exercise Date shall be charged with the aggregate Purchase Price of the shares of Stock purchased by such Participant on the Exercise Date. The remaining balance standing to the Participant's credit in his/her Stock Purchase Account shall remain credited to such Stock Purchase Account for the next succeeding Offering under this Plan. No interest shall be paid or payable with respect to any amount held in the Participant's Stock Purchase Account.

                 Sec. 4.07  Share Ownership; Issuance of Certificates.

                          (a)     The shares purchased by a Participant on an
Exercise Date shall, for all purposes, be deemed to have been issued and/or sold at the close of business on such Exercise Date. Prior to that time, none of the rights or privileges of a shareholder of the Company shall inure to the Participant with respect to such shares. All the shares of Stock purchased under this Plan shall be delivered by the Company in a manner as determined by the Administrative Committee, provided, however, that all shares acquired by Participants during any Plan Year shall be delivered not later than one hundred twenty (120) days following the last day of such Plan Year.

                          (b)     The Administrative Committee, in its sole
discretion, may determine that the shares of Stock shall be delivered by the Company to the Participant by issuing and delivering to the Participant a certificate for the number of shares of Stock purchased by a Participant on an Exercise Date or during a Plan Year, or that the shares of Stock purchased by all Participants shall be delivered to a member firm of the New York Stock Exchange which





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is also a member of the National Association of Securities Dealers, as selected by the Administrative Committee from time to time, which shares shall be maintained by such member firm in separate brokerage accounts of each Participant. Each certificate or brokerage account, as the case may be, may be in the name of the Participant or, if he/she designates on his/her Stock Purchase Agreement, in his/her name jointly with his/her spouse, with right of survivorship. A Participant who is a resident of a jurisdiction that does not recognize such joint tenancy may have a certificate or brokerage account in his/her name as tenant in common with his/her spouse, without right of survivorship. Such designation may be changed by filing notice thereof.


                                   ARTICLE V.

                              SPECIAL ADJUSTMENTS

                 Sec. 5.01 Shares Unavailable. If, on any Exercise Date, the aggregate funds available for the purchase of Stock would purchase a number of shares in excess of the number of shares then available for purchase under the Plan, the following events shall occur:

                          (a) The number of shares that would otherwise be purchased by each Participant shall be proportionately reduced on the Exercise Date in order to eliminate such excess;

                          (b) The Plan shall automatically terminate immediately after the Exercise Date as of which the supply of available shares is exhausted; and

                          (c) Any amount remaining in the Stock Purchase Account of any Participant shall be repaid to such Participant.

                 Sec. 5.02 Anti-Dilution Provisions. The aggregate number of shares of Stock reserved for purchase under the Plan, as hereinabove provided, and the calculation of the Purchase Price per share may be appropriately adjusted to reflect any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such shares, if effected without receipt of consideration by the Company. Any such adjustment shall be made by the Administrative Committee acting with the consent of, and subject to the approval, of the Board of Directors.

                 Sec. 5.03 Effect of Certain Transactions. Subject to any required action by the shareholders, it the Company shall be the surviving or resulting corporation in any merger or





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consolidation, any Offering hereunder shall pertain to and apply to the shares of stock of the Company. However, in the event of a dissolution or liquidation of the Company, or of a merger or consolidation in which the Company is not the surviving or resulting corporation, this Plan and any offering hereunder shall terminate upon the effective date of such dissolution, liquidation, merger, or consolidation, and the balance then standing to the credit of each Participant in his/her Stock Purchase Account shall be returned to him/her.


                                  ARTICLE VI.

                                 MISCELLANEOUS

                 Sec. 6.01 Non-Alienation. The right to purchase shares of Stock under this Plan is personal to the Participant, is exercisable only by the Participant during his/her lifetime except as hereinafter set forth, and may not be assigned or otherwise transferred by the Participant. Notwithstanding the foregoing, there shall be delivered to the executor, administrator or other personal representative of a deceased Participant such shares of Stock and such residual balance as may remain in the Participant's Stock Purchase Account as of the Exercise Date occurring at the close of the Purchase Period in which the Participant's death occurs, including shares of Stock purchased as of that date or prior thereto with moneys deposited by the Participant and/or withheld from the Participant's compensation.

                 Sec. 6.02 Administrative Costs. The Company shall pay all administrative expenses associated with the operation of this Plan. No administrative charges shall be levied against the Stock Purchase Accounts of the Participants.

                 Sec. 6.03 Administrative Committee. The Board of Directors shall designate a committee to be the Administrative Committee of the Plan.
The Administrative Committee shall have the authority and power to administer the Plan and to make, adopt, construe, and enforce rules and regulations not inconsistent with the provisions of the Plan. The Administrative Committee shall adopt and prescribe the contents of all forms required in connection with the administration of this Plan, including, but not limited to, the Purchase Agreement, payroll withholding authorizations, withdrawal documents, and all other notices required hereunder. The Administrative Committee's interpretations and decisions in respect of this Plan, the rules and regulations pursuant to which it is operated, and the rights of Participants hereunder shall be final and conclusive.

                 Sec. 6.04 Amendment of this Plan. The Board of Directors may, at any time and from time to time, amend this Plan in any respect, except that no amendment may





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                          (a)     increase the number of shares reserved for
                                  purposes of this Plan;

                          (b)     reduce the Purchase Price per share; or

                          (c) allow any person who is not an Eligible Employee to become a Participant without the approval of the shareholders.

                 Sec. 6.05 Expiration and Termination of this Plan. Unless terminated prior thereto pursuant to Section 5.01 to this Plan, this Plan shall continue in effect until 11:59 p.m., Pitman, New Jersey time on June 30, 2001, provided, however, that the Board of Directors shall have the right to terminate this Plan at any time prior thereto without notice to any Participant. Upon the expiration or termination of this Plan, the balance, if any, then standing to the credit of each Participant in his/her Stock Purchase Account shall be refunded to him/her.

                 Sec. 6.06 Repurchase of Stock. The Company shall not be required to purchase or repurchase from any Participant any of the shares of Stock that the Participant acquired under this Plan.

                 Sec. 6.07 Notice. A Purchase Agreement and any notice that a Participant files pursuant to the Plan shall be on the form prescribed by the Administrative Committee and shall be effective only when received by the Administrative Committee. Delivery of such forms may be made by hand or by certified mail, sent postage prepaid, to K-Tron International, Inc., Routes 55 and 553, Pitman, New Jersey 08071, Attention: Stock Purchase Plan Committee.

                 Sec. 6.08 Government Regulation. The Company's obligation to sell and to deliver the Stock under the Plan is.at all times subject to all approvals of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

                 Sec. 6.09 Headings, Captions, Gender. The headings and captions herein are for convenience of reference only and shall not be considered as a part of the text. The masculine shall include the feminine, and vice versa.

                 Sec. 6.10  Severability of Provisions; Prevailing Law.  The
provisions of this Plan shall be deemed severable.         In the event any
such provision is determined to be unlawful or unenforceable by a court of competent jurisdiction or by reason of a change in an applicable statute, this Plan shall continue to exist as though such provision had never been included therein. This Plan shall be governed by the laws of the State of New Jersey, to the extent such laws are not in conflict with or superseded by federal law.





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